Exhibit 99.1
Haights Cross Communications, Inc.
2007 Expense Savings Incentive Plan
     For the fiscal year ending December 31, 2007, Haights Cross Communications, Inc. (together with its direct and indirect subsidiaries, “Haights Cross”) has implemented a special incentive plan to promote the identification of business improvements that translate into cost savings across its businesses. Entitled the 2007 Expense Savings Incentive Plan (“Savings Plan”), management and employees (other than Peter J. Quandt, our Chairman, Chief Executive Officer and President, and Paul J. Crecca, our Executive Vice President and Chief Financial Officer) credited with identifying and implementing business improvements leading to future expense savings will be awarded a cash bonus equal to 20% of the annualized cost savings resulting from the implemented improvements. The Chief Financial Officer of Haights Cross has full authority over all determinations of bonuses to be paid under the Savings Plan, including, without limitation, the authority to (i) determine whether a particular business improvement will have continuing cost savings in future periods, and (ii) make all calculations of the annualized cost savings upon which awards under the Savings Plan will be based. Bonuses payable under the Savings Plan will be allocated as follows: 75% (the “Action Award”) will be paid to the individual manager, employee, or group of managers/employees who is/are credited with identifying the business improvement, and 25% (the “Management Award”) will be paid to the relevant business unit management group. With respect to any particular business improvement for which a bonus is payable under the Savings Plan, 50% of the calculated Action Award payout under the Savings Plan will be made within thirty (30) days of the implementation of the business improvement, with the balance to be paid in or about March 2008. The calculated Management Award will be shared pro rata based on 2007 salary and paid out at the same time as the balance payment of the Action Award in or about March 2008.